SECOND LOAN MODIFICATION AGREEMENT

This Second Loan Modification Agreement (this “Loan Modification Agreement”) is entered into as of March 18, 2008, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462 (“Bank”) and AXS-ONE INC., a Delaware corporation with its chief executive office located at 301 Route 17 North, Rutherford, New Jersey 07070 (“Borrower”).

1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of July 18, 2007, evidenced by, among other documents, a certain Second Amended and Restated Loan and Security Agreement dated as of July 18, 2007, between Borrower and Bank, as amended by a certain First Loan Modification Agreement dated as of November 12, 2007 (as amended, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and the Intellectual Property Collateral as described in a certain Intellectual Property Security Agreement dated as of October 31, 2006 (the “IP Security Agreement”) (together with any other collateral security granted to Bank, the “Security Documents”).

Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3. DESCRIPTION OF CHANGE IN TERMS.

A. Modifications to Loan Agreement.

1	The Loan Agreement shall be amended by deleting the following text appearing in Section 6.7 thereof:

“ (b) Borrower shall have net losses of not more than (a) Four Million Six Hundred Fifty Thousand Dollars ($4,650,000.00) for the three-month period ending October 31, 2007, (b) Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) for the three-month period ending November 30, 2007, (c) Four Million One Hundred Thousand Dollars ($4,100,000.00) for the three-month period ending December 31, 2007, (d) Four Million Three Hundred Thousand Dollars ($4,300,000.00) for the three-month period ending January 31, 2008, (e) Three Million Eight Hundred Thousand Dollars ($3,800,000.00) for the three-month period ending February 29, 2008, and (f) Two Million Six Hundred Thousand Dollars ($2,600,000.00) for the three-month period ending March 31, 2008.

(c) Borrower shall provide evidence to Bank by December 31, 2007 that Borrower had license revenue of at least One Million Two Hundred Thousand Dollars ($1,200,000.00) during the quarter ending December 31, 2007.”

and inserting in lieu thereof the following:

“ (b) Borrower shall have net losses of not more than (i) Four Million Six Hundred Fifty Thousand Dollars ($4,650,000.00) for the three-month period ending October 31, 2007, (ii) Four Million Seven Hundred Fifty Thousand Dollars ($4,750,000.00) for the three-month period ending November 30, 2007, (iii) Four Million One Hundred Thousand Dollars ($4,100,000.00) for the three-month period ending December 31, 2007, (iv) Four Million Three Hundred Thousand Dollars ($4,300,000.00) for the three-month period ending January 31, 2008, (v) Three Million Eight Hundred Thousand Dollars ($3,800,000.00) for the three-month period ending February 29, 2008, (vi) Two Million Eight Hundred Thousand Dollars ($2,800,000.00) for the three-month period ending March 31, 2008, (vii) Two Million Five Hundred Thousand Dollars ($2,500,000.00) for the three-month periods ending April 30, 2008, May 31, 2008, June 30, 2008, July 31, 2008 and August 31, 2008, (viii) One Million Three Hundred Fifty Thousand Dollars ($1,350,000.00) for the three-month periods ending September 30, 2008, October 31, 2008 and November 30, 2008, and (ix) One Million Dollars ($1,000,000.00) for the three-month periods ending December 31, 2008, January 31, 2009, February 28, 2009 and March 31, 2009.

(c) Borrower shall provide evidence to Bank, as of the last day of each quarter, that that Borrower had license revenue during such quarter of at least (i) One Million Two Hundred Thousand Dollars ($1,200,000.00) during the quarter ended December 31, 2007, (ii) One Million Eight Hundred Fifty Thousand Dollars ($1,850,000.00) during the quarter ending March 31, 2008, (iii) Two Million One Hundred Twenty-Five Thousand Dollars ($2,125,000.00) during the quarter ending June 30, 2008, (iv) Two Million Five Hundred Fifty Thousand Dollars ($2,550,000.00) during the quarter ending September 30, 2008, (v) Two Million Eight Hundred Dollars ($2,800,000.00) during the quarter ending December 31, 2008, and (vi) Two Million Five Hundred Fifty Thousand Dollars ($2,550,000.00) during the quarter ending March 31, 2009.”

2	The Loan Agreement shall be amended by deleting the following definitions appearing in Section 13.1 thereof:

“ “Maturity Date” is April 1, 2008.”

“ “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.”

and inserting in lieu thereof the following:

“ “Maturity Date” is March 31, 2009.”

“ “Prime Rate” is the greater of (a) five and three-quarters of one percent (5.75%) and (b) Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.”

4. FEES. Borrower shall pay to Bank a modification fee equal to Twenty-Five Thousand Dollars ($25,000.00) which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with this amendment to the Existing Loan Documents.

5. RATIFICATION OF IP SECURITY AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Security Agreement and acknowledges, confirms and agrees that the IP Security Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined therein.

6. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of July 18, 2007 between Borrower and Bank, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.

7. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

8. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.

9. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.

10. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.

11. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.

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This Loan Modification Agreement is executed as a sealed instrument under the laws of the Commonwealth of Massachusetts as of the date first written above.

BORROWER:		BANK:
AXS-ONE INC.		SILICON VALLEY BANK
By:	/s/ Joseph P. Dwyer	By:	/s/ Christine Egitto
Name:	Joseph P. Dwyer	Name:	Christine Egitto
Title:	CFO	Title:	VP